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EXHIBIT 11 - Statement Re: Computation of Per Share Earnings


                                                         Year                 Year                Year
                                                         Ended               Ended                Ended
                                                     Dec. 31, 1996       Dec. 31, 1995        Dec. 31, 1994
Weighted Average
----------------

Average Shares Outstanding                                13,254,233           12,967,132           11,830,197
                                                          ==========           ==========           ==========
Net income                                               $19,731,623          $18,257,616          $15,715,588
                                                         ===========          ===========          ===========
Per share amount                                               $1.49                $1.41                $1.33
                                                               =====                =====                =====


Primary (1)
-----------

Average Shares Outstanding                                13,254,233           12,967,132           11,830,197
Net effect of dilutive stock options--
    based on treasury stock method                            27,927               13,025               24,035
                                                              ------               ------               ------
Total                                                     13,282,160           12,980,157           11,854,232
                                                          ==========           ==========           ==========
Net income                                               $19,731,623          $18,257,616          $15,715,588
                                                         ===========          ===========          ===========
Per share amount                                               $1.49                $1.41                $1.33
                                                               =====                =====                =====


Fully Diluted (1)
-----------------

Average Shares Outstanding                                13,254,233           12,967,132           11,830,197
Net effect of dilutive stock options--
    based on treasury stock method                            34,682               28,801               34,313
                                                              ------               ------               ------
Total                                                     13,288,915           12,995,933           11,864,510
                                                          ==========           ==========           ==========
Net income                                               $19,731,623          $18,257,616          $15,715,588
                                                         ===========          ===========          ===========
Per share amount                                               $1.48                $1.40                $1.32
                                                               =====                =====                =====
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     (1) In  accordance  with  footnote 2 of paragraph 15 of APB Opinion No. 15,
Earnings  Per  Share,  because  the  reduction  is less than 3%, the  weighted average shares outstanding were used in the computation of per share earnings.

                                      (1)